TRADEMARK LICENSE AND SUPPLY AGREEMENT

          THIS TRADEMARK LICENSE AND SUPPLY AGREEMENT
(hereinafter referred to as the "AGREEMENT" or this "AGREEMENT") is made by and entered into as of March 7, 1996, between COLOR ME BEAUTIFUL, INC., a Maryland corporation, having its principal place of business at Thunderbolt Place, Suite E, Chantilly, Virginia 22021
(hereinafter referred to as "LICENSEE"), and THE STEPHAN
CO., a Florida corporation, having its principal place of business at 1850 West McNab Road, Ft. Lauderdale, Florida
33309 (hereinafter referred to as "LICENSOR").
          WHEREAS, Licensor is the owner of the trademarks listed on Schedule I hereto in the countries indicated on such Schedule (hereinafter referred to as the "LICENSED
TRADEMARKS");
          WHEREAS, Licensee desires to use the Licensed
Trademarks in connection with the sale and distribution of the products listed on Schedule II hereto (hereinafter referred to as the "LICENSED PRODUCTS") as provided for and pursuant to the terms and conditions of this Agreement; and
          WHEREAS, Licensee desires to purchase from Licensor, and Licensor desires to supply Licensee, all of Licensee's requirements for the Licensed Products pursuant to the terms of this Agreement.
          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:
     1.   License.
          (a) Licensor hereby grants to Licensee, during the Term (as defined in Section 2 hereof) of this Agreement, the exclusive right and license to use, subject to the terms and conditions hereinafter set forth, the Licensed Trademarks on and in connection with the sale and distribution of the Licensed
Products in the United States at the following retail stores only: J.C. Penney; Sears; Thrift Drugs; Genovese; Ulta III;
Crowleys; Mervyns; Longs Drug; Troutman's Emporium;
and Cox Department Stores. Licensee may sell or distribute the Licensed Products at or to other stores or through other channels of distribution upon the prior written consent of Licensor.
          (b) In addition to the grant provided in (a) above, Licensor hereby grants to Licensee commencing January
1, 1998, and continuing as long as this Agreement remains in effect, the exclusive right and license to use the Licensed
Trademarks on and in connection with the sale and distribution of Licensed Products throughout North America at or to such additional retail stores or retail outlets (the "Additional Stores") subject to the following conditions:
                         (i)  Licensee shall give at least
          ninety (90) days' written notice to Licensor of its intention to begin selling or distributing
          Licensed Products at or to Additional Stores and indicate the identity of any such Additional
          Store; and
                        (ii)  Licensor (or any of Licensor's
          subsidiaries) shall not be selling or distributing any Licensed Products to such Additional Store(s) as of December 31, 1997, or shall have, as of the date of the notice provided pursuant to 1(b)(i) above, provided that the effective date of such notice is not on or prior to December 31, 1997, discontinued, the sale and distribution of Licensed Product to such Additional Store(s). Licensee's right and license to sell and distribute Licensed Products with respect to any Additional Store(s) shall terminate as of December 31 of each calendar year during the Term if, upon the request of Licensor, Licensee fails, after reasonable notice, to provide Licensor evidence, reasonably satisfactory to Licensor prior to such date, that Licensed Products are included in such Additional Stores' Plan-o-gram, or similar document, for the next succeeding calendar year and Licensee does not maintain an active and continuing business thereat. Licensee may reinstate and exercise its right to sell at or to any Additional Store(s) with respect to the next or any subsequent calendar year by complying with this subsection 1(b)

               (c)  Licensee represents and agrees that the
Licensed Trademarks shall be used only as permitted by paragraphs (a) and (b) of this Section, and that the Licensed Trademarks shall not be used on any products other than the Licensed Products or in any other way whatsoever.
     2.        Term.
               The term of this Agreement (the "Term") shall commence on the date hereof and shall, subject to Section 1(b) above, continue unless and until terminated in accordance with the provisions of Section 11 hereof.
     3.   Consideration.
          In consideration of the license granted hereby, Licensee shall pay to Licensor the amounts specified below.
          (a)  Guaranteed Minimum Royalty.
              (i) Licensee shall pay to Licensor the
guaranteed annual minimum royalty (the "Guaranteed Minimum Royalty") set forth below:
                                              Guaranteed
                 Annual Period             Minimum Royalty

          from the date hereof - 12/31/96........$75,000
          1/1/97 - 12/31/97.....................$125,000
          1/1/98 - 12/31/98.....................$160,000
          1/1/99 - 12/31/99.....................$195,000
          1/1/2000 - 12/31/2000.................$210,000
          1/1/2001 - 12/31/2001.................$200,000
          1/1/2002 - 12/31/2002.................$215,000
          1/1/2003 - 12/31/2003
          and each Annual Period
          thereafter during the Term............$225,000

               (ii) The Guaranteed Minimum Royalty shall be payable as provided in paragraph (c) below regardless of the level of Net Sales (as hereinafter defined). However, the Guaranteed Minimum Royalty for each Annual Period shall be credited against the Percentage Royalty (set forth below) as provided in paragraph (b) below with respect only to the same Annual Period.

          (b) Percentage Royalty. Licensee shall pay Licensor a royalty ("Percentage Royalty") for each Annual Period listed below equal to a percentage of Licensee's Net Sales of Licensed
Products as set forth below:

                    Annual Period             Percentage Royalty
                         1996                         5%
                         1997                         5%
                         1998                         6%
                         1999                         6%
                         2000                         6%
          2001 and each Annual
          Period thereafter during
          the Term                                    5%

          (c) Percentage Royalty and Guaranteed Minimum Royalty payments due hereunder shall be accounted for and paid quarterly within thirty (30) days after the close of each quarter during each Annual Period during the Term (or portion thereof in the event of prior termination for any reason as provided in Section 12 hereof), commencing with the quarter ending March 31, 1996 (which shall cover all Net Sales through that date) irrespective of Net Sales in the case of Guaranteed Minimum Royalties. Payments with respect to any such quarterly period shall be in an in amount not less than one quarter of the Guaranteed Minimum Royalty due for the Annual Period with respect to such quarterly period. Guaranteed Minimum Royalty payments for a quarter shall be credited against the Percentage Royalty due for the same such quarter. No payment of Percentage Royalty for any Annual Period in excess of payments of Guaranteed Minimum Royalty for the same Annual Period shall be credited against the Guaranteed Minimum Royalty due Licensor for any other Annual Period.

          (d) Net Sales. For purposes of this Agreement, "Net Sales" of Licensed Products shall mean the gross sales of Licensed Products by Licensee, less only returns for damaged or defective merchandise for exchange evidenced by credit memoranda, over-stock returns or returns resulting from store closings. In determining Net Sales, no deduction shall be made for early payments, bad debts, discounts, uncollectible accounts, advertising allowances or special promotions of any kind or for costs incurred by Licensee, in manufacture, sale, advertising or promotion of the Licensed Products.

          (e)  United States Currency.  All payments of
Guaranteed Minimum Royalties and Percentage Royalties (and such other amounts due hereunder, including, but not limited to, payments in respect of Licensor's supply of requirements to Licensee) shall be paid in United States currency.

          (f) Past Due Rate. Licensee shall pay interest at the rate of 1.5% per month on the amount of any Royalty payments not paid when due.

     4.   Royalty Statement.

          (a)  Licensee shall deliver to Licensor within thirty
(30) days following the end of each quarter during each Annual Period, the Percentage Royalty for that quarter together with a royalty statement verified and signed by the President or Chief Financial Officer of Licensee and certified as accurate, indicating by month, by individual Licensed Product, and by Licensee's customers, the amount of Licensed Product sold during such three month period and the price(s) therefor (itemized for each Licensed Product and aggregated). Receipt or acceptance by Licensor of any of the royalty statements furnished or of any sums paid to Licensor pursuant to this Agreement will not preclude Licensor from questioning their accuracy.

          (b) Licensee shall deliver to Licensor, no later than forty-five (45) days after the close of each Annual Period (or portion thereof in the event of prior termination for any reason), a statement verified, signed and certified by the President or Chief Financial Officer of Licensee covering such Annual Period and containing the same information required to be contained in the statement referred to in paragraph (a) above.
     5.    Books and Records; Audit.
           (a) Licensee, at its sole cost and expense, shall prepare and maintain, in accordance with Generally Accepted Accounting Principles consistently applied, complete and accurate books of account and records (including, without limitation, the originals or copies of documents supporting entries in the books of account) covering all transactions relating to the license hereby granted and to this Agreement. Licensor and any duly authorized representative of Licensor shall have the right, at least once during each quarterly period for the duration of this Agreement and for three (3) years thereafter, upon reasonable notice and during regular business hours, to examine such books of account and records and all other documents and materials in the possession or under the control of Licensee with respect to the subject matter and the terms of this Agreement including, but not limited to invoices, credits and shipping documents and Licensor shall have free and full access thereto for such purposes and for the purpose of making extracts therefrom. All such books of account, records, and documents shall be kept available by Licensee at least three
(3) years after the Annual Period to which they relate.
           (b) If, as a result of any examination of Licensee's books and records, it is established that Licensee's Percentage Royalty payments for any period were less than the amount which should have been paid for such period by an amount equal to two (2%) percent or more of the payments actually paid for such period, Licensee promptly shall reimburse Licensor for the reasonable costs of such examination. All payments required to be made to eliminate any discrepancy as revealed by such examination shall be made immediately upon demand.
           (c) Licensee shall deliver, within 90 days after each Annual Period, annual audited financial statements setting forth fairly the financial position of Licensee. Licensee shall promptly notify Licensor of any material adverse change in the financial condition of Licensee. Licensor agrees to maintain Licensee's audited financial statements and other non-public business or financial information of Licensee provided to Licensor pursuant to this Agreement confidential and not to disclose such information to any third party and not to use such information for any purpose other than to verify compliance with this Agreement. Likewise, Licensee agrees to maintain any nonpublic business or financial information of Licensor provided to Licensee pursuant to this Agreement confidential and not disclose such information to any third party and not to use such information other than in furtherance of the provisions of this Agreement.

     6.    Supply of Licensed Products.

           (a)  Subject to the following sentence and
subsections 6(b) through 6(f) hereof, Licensee shall purchase all of its requirements for Licensed Products from Licensor at prices set forth on Exhibit A hereto, as such Exhibit may be amended from time to time by Licensor as provided in Exhibit. Licensee's obligation to use Licensor as its exclusive supplier of its requirements for Licensed Products is subject to (i) Licensor offering reasonably competitive pricing to Licensee, (ii)
Licensor's ability to meet mutually agreeable reasonable lead times, (iii) The Licensed Products' and the requirements' conformity with the product quality specifications and physical standards evidenced by samples of the Licensed Products provided to Licensee immediately prior to the date hereof with respect to Products listed on Exhibit A hereto and from time to time with respect to Products that hereafter become subject to this Agreement (the "Standards") and (iv) Licensee delivering written notice to Licensor of its desire to use another supplier and specifying the reason(s) therefor as delineated in the preceding clauses (i) through (iii) and providing for a reasonable period of time during which Licensor may cure non-compliance with clauses (i) through (iii); provided, however, that in the event Licensee's right to use any other supplier stems from delays or failures in performance by Licensor resulting from acts beyond Licensor's reasonable control and without Licensor's fault or negligence (a "Force Majeure Event"), Licensee's right to use such other suppliers as provided for herein shall, subject to existing contractual obligations of Licensee with respect to any particular Licensed Product, terminate upon a reasonable time following the cessation of such Force Majeure Event and Licensee's and Licensor's obligations to the other as specified herein with regard to supply and purchase of Licensed Products pursuant to this paragraph (a) shall be reinstated. With respect to the foregoing, the parties hereto acknowledge and agree that (A) the prices listed on Exhibit A, as unamended, hereto shall be deemed reasonably competitive for purposes of clause (i) above for at least the longer of one (1) year from the date hereof or with respect to any particular Licensed
Product, depletion of Licensor's current inventory thereof (the amount of which shall be disclosed promptly upon execution of this Agreement) and (B) in determining the reasonableness of any cure period, prior defaults, if any, by Licensor may be taken into account for purposes of reducing or eliminating any such period.
           (b) Licensor's failure to meet any of the conditions specified in clause (i), (ii) or (iii) paragraph (a) above shall not be deemed a material breach hereunder but shall only entitle Licensee to use other suppliers to meet its need for requirements for Licensed Products provided that such other suppliers are not direct competitors of Licensor with respect to cosmetics or hair and skin care products (it being acknowledged that this provision is not intended to exclude all possible suppliers) and provided further that all such goods and requirements to be used in connection with the Licensed
Trademarks provided by third parties meet the Standards. In order to facilitate the determination of whether another supplier is a direct competitor of Licensor in the absence of agreement that another supplier is not a direct competitor, Licensee shall, prior to engaging any other supplier for requirements for Licensed Products, submit to Licensor a list of at least ten (10) but no more than twenty (20) companies that to the knowledge of Licensee are not direct competitors of Licensor and that are capable of supplying Licensed Products and/or requirements therefor in conformity with the Standards.
Licensor shall, within twenty (20) days of receipt of such list, have the right to strike up to sixty-five (65%) percent (rounded to the nearest whole number) of the names from such list and Licensee may utilize any of the remaining companies as a supplier of requirements for Licensed Products.

           (c)  Licensee shall purchase all packaging,
components, brochures, promotional literature and inventory of Licensed Products which are not defective from Licensor at prices set forth on Exhibit A until Licensor depletes its existing inventory of these items (which inventory shall be promptly disclosed to Licensee). Thereafter, Licensee may purchase packaging, components, brochures and promotional literature (provided that such items do not detract from the quality of the Licensed
Products or the value of the Licensed Trademarks) directly from other suppliers and have componentry shipped to Licensor for filling.

           (d) Upon execution hereof, Licensee shall deliver to Licensor a purchase order with respect to Licensed Products and its requirements therefor for the next two calendar quarters. Thereafter, at least ten (10) days prior to the end of each calendar quarter during the Term hereof, Licensee shall place purchase orders for Licensed Product for the second succeeding calendar quarter so that Licensee's orders at all times reflect its requested requirements for the next two calendar quarters. Licensee's purchase order shall indicate quarterly delivery dates. Licensor shall use commercially reasonable efforts to meet delivery dates specified in Licensee's orders but shall not be deemed in default hereunder if it does not meet such dates; provided, however, Licensee shall have the rights set forth in
Section 6(a) above in such event. Licensor shall ship "free on board" Fort Lauderdale or Tampa, as applicable (either a "FOB Point"). Licensee shall be responsible for selecting the carrier for Licensed Product and shall bear all shipping costs from the FOB Point. Legal title and risk of loss with regard to Licensed Products furnished by Licensor shall pass to Licensee upon delivery to the carrier at the FOB Point. Licensor shall invoice Licensee upon delivery of Licensed Products and requirements therefor to Licensee and full payment therefor shall be due within 45 days from the date of invoice. Licensee shall pay interest at the rate of 1.5% per month on amounts outstanding more than 45 days from the date of invoice.

           (e) Licensee may, with the prior written consent of Licensor (which consent shall not be unreasonably withheld), at Licensee's sole expense, subject to prior regulatory approval, if applicable, upgrade or change formulations, create new products, change packaging or modify or supplement product names and descriptions necessary to meet the needs of the marketplace provided such modifications, upgrades or changes are designed and shown by appropriate consumer testing (i) To enhance the salability of a Licensed Product or (ii) reduce the cost of such Licensed Product (without adversely affecting the salability thereof) and in any case do not detract from the quality of the Licensed Products or the value of the Licensed Trademarks. The expense of any formulation upgrade or change, packaging change and new product creation (including any additional costs of production resulting therefrom) consented to by Licensor at the request of Licensee shall be borne by Licensee and the expense of any such changes or modifications by Licensor not resulting from the request of Licensee shall be borne by Licensor. Either party may use any new formulations or packaging, names and descriptions developed by the other.

           (f) Licensor represents and warrants that all Licensee Product shall, at the time of pick-up at the FOB Point, be merchantable and conform with the Standards. Any liability for failure to meet such Standards or breach of warranty of merchantability shall be limited to repair or replacement of, or refund for, the non-conforming item of Licensed Product (other than as provided in Section 10(b) hereof with respect to third party claims only). LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE LICENSED PRODUCTS EXCEPT AS EXPRESSLY SET FORTH HEREIN. IN CONNECTION WITH THIS SECTION 6, NEITHER LICENSOR NOR LICENSEE SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES OR LOSSES OF ANY KIND, NATURE OR DESCRIPTION WHATSOEVER, INCLUDING BUT NOT LIMITED TO LOST PROFITS, OR FOR ANY CLAIM OR DEMAND MADE AGAINST LICENSEE BY ANY THIRD PARTY FOR ANY CAUSE WHATSOEVER (OTHER THAN AS EXPRESSLY PROVIDED IN SECTION 10(b) HEREOF) REGARDLESS OF WHETHER ARISING FROM BREACH OF CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE.

       7.   Marketing and Promotion of Licensed Products.

           (a) Licensee and Licensor agree to cooperate with each other and inform each other, on a timely basis, of marketing plans and promotions. Neither party shall take any action that may impede, interfere with or undermine the sales or marketing of the Licensed Products by, or the profitability thereof to, the other party excluding, subject to the other terms of this Agreement, competition in the ordinary course of business.

           (b) Licensee shall use commercially reasonable efforts (and in no event less effort or relative expense than Licensee expends in promoting its other products) to promote and advertise the Licensed Products and exploit the license granted herein. Licensee may, upon sixty (60) days' prior written notice to Licensor, delete an item of Licensed Product from Schedule II as a result of unsatisfactory sales result but, upon such deletion, shall forfeit its rights and license to market, sell and distribute such deleted Product. In addition, Licensee shall, upon notice from Licensor and a reasonable cure period, forfeit its rights hereunder with respect to any Licensed Products it fails to adequately promote and advertise in accordance herewith. No deletion of a Licensed Product from
Schedule II hereof shall result in a diminution of the Guaranteed Minimum Royalties due hereunder.

           (c) Licensee shall submit to Licensor for review and approval by Licensor prior to publication all new advertising and promotional materials bearing or related to the Licensed Trademarks (which approval shall not be unreasonably withheld or delayed). If Licensor fails to respond within seven (7) business days of receipt of such material(s), Licensor shall be deemed to have no objections to such material(s). Licensor's review of such advertising and promotional materials shall be conducted in good faith and shall not constitute a waiver of Licensor's rights or Licensee's duties under any provisions of this Agreement. After advertising or promotional materials have been approved, Licensee shall not depart in any material respect therefrom.

     8.    Use of Licensed Trademarks.

           (a) Licensee agrees and undertakes to use the Licensed Trademarks in compliance with any and all applicable trademark and other laws and to use such legends, markings or notices in connection therewith as are required by law or otherwise reasonably required by Licensor to protect Licensor's rights. Upon expiration or termination of this Agreement for any reason whatsoever, Licensee will execute and file any and all documents required by Licensor regarding the Licensed Trademarks which Licensor shall require. Licensor shall bear all expenses reasonably incurred in preparing and recording any such documents.

           (b) Licensor's ownership of the Licensed Trademarks shall be shown in connection with all uses of the Licensed
Trademarks by Licensee by means of an appropriate legend or other designation approved by Licensor.

           (c)  Licensee shall not at any time use the Licensed
Trademarks or the Licensed Products, or any material utilizing or reproducing the Licensed Trademarks or Licensed Products in a manner that derogates the value, reputation or good will associated with the Licensed Trademarks.

           (d) Licensee shall not use the Licensed Trademarks, in whole or in part, in close proximity with Licensee's or a third party's trademark, trade name or corporate name or any new trademark, trade name or corporate name so as reasonably to create a net impression that a Licensed Trademark is modified or a part of any new trademark, trade name or that a Licensed Trademark is the property of the Licensee.


           (e) Licensee shall not use any other trademarks, trade names or corporate names which are confusingly or deceptively similar to the Licensed Trademarks during the Term or thereafter, as long as such Trademarks remain in effect.

           (f) Licensee shall notify Licensor immediately of any inquiry, investigation, litigation, inspection or any other action by any governmental body or other person or entity, with respect to the production, promotion, sale or distribution of any Licensed Products bearing any Licensed Trademark which pertains to product quality and/or safety or which relate to the Licensed Trademarks.

           (g) Licensee acknowledges that Licensor has reserved the right to modify the Licensed Trademarks and Licensee agrees to incorporate any such modifications in connection with all use by it of the Licensed Trademarks and Licensee shall immediately cease its use of the original Licensed Trademarks, provided that Licensee shall be permitted to use all inventory of packaging materials bearing the original Licensed Trademarks. Any artwork and designs involving the Licensed Trademark shall, at all times, be and remain the property of Licensor.

      9.   Representations and Warranties.

           (a) Licensee warrants and represents as follows: (i) it has all requisite power and authority to execute, deliver and perform this Agreement, and that all necessary corporate proceedings of Licensee have been duly taken to authorize the execution, delivery and performance of this Agreement by Licensee; (ii) this Agreement has been duly authorized, executed and delivered by Licensee, constitutes the legal, valid and binding obligation of Licensee, and is enforceable as to Licensee in accordance with its terms; and (iii) none of the execution and delivery of, or performance by, Licensee of this Agreement conflicts with, or violates Licensee's Certificate of Incorporation or by-laws or results in a violation or default under any material agreement to which Licensee is a party.

           (b) Licensor warrants and represents as follows: (i) it has all requisite power and authority to execute, deliver and perform this Agreement, and that all necessary corporate proceedings of Licensor have been duly taken to authorize the execution, delivery and performance of this Agreement by Licensor; (ii) this Agreement has been duly authorized, executed and delivered by Licensor, constitutes the legal, valid and binding obligation of Licensor, and is enforceable as to Licensor in accordance with its terms; (iii) none of the execution and delivery of, or performance by, Licensor of this Agreement conflicts with, or violates Licensor's Certificate of Incorporation or by-laws or results in a material violation or default under any agreement to which Licensor is a party; (iv) Licensor owns all right, title and interest in and to the Licensed Trademarks and has the full power and authority to grant the rights afforded to Licensee pursuant to this Agreement; (v) the Licensed Trademarks and Licensed Products do not, to the best of Licensor's knowledge, infringe or violate any patent, copyright or trademark of any person or entity; (vi) no claims or actions exist to which Licensor is a party which relate to the Licensed Trademarks; (vii) Licensor has complied with all laws in all material respects with respect to the Licensed Products; and
(viii) the Licensed Trademarks have been duly registered and are valid and have not been abandoned in the countries indicated on
Schedule I hereto.

     10.   Indemnification and Insurance.

           (a) Licensee hereby agrees to indemnify Licensor and undertakes to defend and hold Licensor, its affiliates and their respective officers, directors, agents, and employees, harmless from and against, and/or pay and reimburse such persons for, any and all claims, suits, losses, damages and/or expenses, including but not limited to attorneys' fees and disbursements (collectively, "Losses"), that arise out of or relate to the Licensed Trademarks or Licensed Products sold or distributed by it on or after the date hereof, except to the extent that such Losses are based on, arise out of, relate to, or involve claims that Licensee's use of the Licensed Trademarks infringes a third parties proprietary rights and except for Losses resulting from or arising out of the gross negligence of Licensor or a breach of Licensor's obligations or warranties specifically contained herein.
           (b) Licensor hereby agrees to indemnify Licensee and undertakes to defend and hold Licensee, its affiliates and their respective officers, directors, agents and employees, harmless from and against, and or pay and reimburse such persons for, any Losses that arise out of or relate to Licensed Products sold or distributed prior to the date of this Agreement or which are not sold or distributed by or on behalf of Licensee or that arise out of or relate to or involve claims that Licensee's use of the Licensed Trademarks infringes a third party's proprietary rights or that result from or relate to the gross negligence of Licensor or the breach of Licensor's obligations or warranties specifically contained herein except Losses resulting from or arising out of the gross negligence of Licensee or a breach of Licensee's obligations or warranties contained herein.

           (c) Licensee and Licensor shall each maintain at its own expense through purchased insurance throughout the Term and for a period four (4) years thereafter, comprehensive general liability insurance, including product liability insurance, in a minimum amount of Two Million Dollars ($2,000,000) combined single limit for each single occurrence, for bodily injury and property damage. During the term hereof, each party shall have the other named as an additional insured on such policies.
Either party shall, upon request, provide the other a certificate of such insurance from the insurance carrier which sets forth the scope of coverage and the limits of liability stated above without any provision for material deductibles or self-insured retentions, and further provides that the policies may not be materially changed or canceled without at least (30) days prior written notice. Prior to any such cancellation, Licensee or Licensor, as the case may be, shall provide the other with a certificate of insurance evidencing that a new insurance policy with the same coverage and terms described above will be in place prior to such termination. Upon reasonable request either party shall deliver to the other evidence in form and substance reasonably satisfactory to the requesting party, of the maintenance and renewal of the required insurance, including without limitation, renewal certificates and copies of those portions of policies, riders and endorsements pertaining to this Agreement.
           (d) Licensee agrees to be responsible for returns of Licensed Products which occur after the date of this Agreement except for Interlude Xmas Set (1995) and Hope Xmas Set (1995) for which Licensor shall be responsible. Licensee shall not be responsible for returns of any products other than the Licensed Products (but only to the extent provided for in the preceding sentence).
     11.   Termination.
           The License hereby granted pursuant to this Agreement may be terminated:
           (a) By Licensor without notice in the event that (i) Licensee (A) files a petition in bankruptcy or a petition in bankruptcy is filed against Licensee, (B) becomes insolvent under applicable state insolvency law or makes an assignment for the benefit of its creditors, (C) makes an arrangement pursuant to any bankruptcy law, or (D) discontinues its business, (ii) a receiver is appointed for Licensee or for its business or (iii) a "change of control" occurs with respect to Licensee without the prior written consent of Licensor, such consent not to be unreasonably withheld or delayed. For purposes of this Agreement, "change of control" with respect to Licensee shall mean any of (1) the sale or transfer of all or substantially all of Licensee's assets, (2) a merger or consolidation of Licensee,
(3) a direct or indirect change of control of Licensee, or (4) transfer of all or a controlling portion of the capital stock of Licensee;
           (b) By either party if there is a material breach by the other party of any provision of this Agreement and a failure by such breaching party to cure such breach within thirty (30) days after written notice from the non-breaching party;
           (c)  By Licensee upon at least one hundred and eighty
(180) days prior written notice to Licensor; or
           (d) By mutual written agreement duly executed by both parties.
     12.   Effect of Termination or Expiration.
          (a) Licensee agrees that upon expiration or earlier termination of this Agreement for any reason, Licensee shall:
(i) remove all Licensed Trademarks from the packaging of Licensed Products; (ii) refrain from further production or sale of Licensed Products bearing the Licensed Trademarks; and (iii) discontinue production, distribution and use of promotional materials, advertising, packaging, signs, billboards and any other material(s) which utilize the Licensed Trademarks. Upon any such termination, other than as a result of a material breach by Licensor or notice by Licensor pursuant to Section
11(c) or mutual agreement pursuant to 11(d) above, Licensee shall be responsible for the Guaranteed Minimum Royalty payments due through the effective date of such termination and such Guaranteed Minimum Royalty Payments that would have come due but for such termination for a period of one hundred and eighty
(180) days following such effective date of termination, less, in the case of termination by Licensee on fewer than one hundred and eighty (180) days notice, the number of days of actual written notice given by Licensee (including, in all cases, any pro rata portions thereof), in addition to any Percentage
Royalty which may be owing pursuant to Sections 3(c) and 12(c) hereof; provided, however, that, in the event of any termination, other than as a result of a material breach by Licensor, Licensee shall at least be responsible for the Guaranteed Minimum Royalties through and including March 31, 1997.
         (b) Upon the expiration or termination of this Agreement, Licensee immediately shall deliver to Licensor a complete and accurate schedule of Licensee's inventory of Licensed Product and packaging and components related to Licensed Products (hereinafter referred to as "Inventory").
Such schedule shall be prepared as of the close of business on the date of such expiration or termination. Licensor thereupon shall have the option, exercisable by notice in writing delivered to Licensee within thirty (30) days after Licensor's receipt of the complete Inventory schedule, to purchase any or all of the merchantable Inventory for an amount equal to the lower of (i) the cost thereof to Licensee or (ii) its fair market value. In the event such notice is sent by Licensor, Licensee shall deliver, at its sole cost, to Licensor or its designee all of the Inventory referred to therein within five
(5) days after Licensor's said notice. Licensor shall pay to Licensee for such Inventory which is in marketable condition within thirty (30) days after the delivery of such Inventory to Licensor. No Percentage Royalty or any other royalty shall be payable to Licensor with respect to any such Inventory purchased by Licensor.

           (c) Licensee shall be responsible for all purchase orders placed with Licensor prior to any termination or expiration of this Agreement, unless Licensor has not procured requirements therefor and has not otherwise incurred any costs in connection therewith. If this Agreement expires or is terminated, Licensee shall be entitled, for an additional period of one (1) year only, on a non-exclusive basis, to sell and dispose of its Inventory and such other amounts of Licensed Product delivered to Licensee pursuant to the preceding sentence; provided, however, Licensee shall give Licensor the right of first refusal to purchase Licensee's inventory of Licensed Product prior to any divestiture or liquidation sale of all or substantially all of such inventory. Such sales (other than purchases by Licensor) shall be made subject to all of the provisions of this Agreement and to an accounting for and the payment of Percentage Royalties thereon. Such accounting and payment shall be due within thirty (30) days after the close of said three (3) month period. Notwithstanding anything to the contrary herein, in the event that Licensor notifies Licensee of its desire to purchase any of the Inventory pursuant to paragraph(b) above, such notice shall apply only to that portion of the Inventory remaining on the date said notice is received by Licensee.
           (d) Except as specifically provided in paragraph(c) above, on the expiration or termination of this Agreement, all of the rights of Licensee under this Agreement shall terminate forthwith and shall revert immediately to Licensor and Licensee shall discontinue forthwith all use of the Licensed Trademark, no longer shall have the right to use the Licensed Trademarks or any variation, derivation, enhancement or simulation thereof and promptly shall transfer to Licensor, free of charge, all registrations, filings and rights with regard to the Licensed Trademark which it may have possessed at any time.
           (e) Notwithstanding any termination in accordance herewith, Licensor shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law, to enjoin the lawful or unauthorized use of the Licensed Trademark, to collect royalties payable by Licensee pursuant to this Agreement and each of Licensor and Licensee shall have and hereby reserve all rights at law or equity, including, without limitation, the right, subject to Section 6(f) hereof, to be compensated for damages for breach of the Agreement, and for all costs, including, without limitation, all legal fees and expenses incurred as a result thereof; provided, however, Licensee shall not be liable for any special, indirect, consequential, incidental or punitive damages including lost profits; provided further, however, that the foregoing limitation shall not apply with respect to Licensee's obligations under Section 10(a) hereof with respect to third party claims or for breaches by Licensee that effect the Licensed Trademarks. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, LICENSEE SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN THE EVENT OF A BREACH OF THIS AGREEMENT BY LICENSOR AND IN THE EVENT INJUNCTIVE RELIEF IS NOT AVAILABLE, LICENSOR'S LIABILITY TO LICENSEE ARISING FROM THIS AGREEMENT (NOT INCLUDING OBLIGATIONS UNDER SECTION 10(b) WITH RESPECT TO THIRD PARTY CLAIMS ONLY) SHALL NOT EXCEED A MAXIMUM OF THE NET PROFIT DERIVED BY LICENSEE FROM SALES OF LICENSED PRODUCTS FOR THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING SUCH BREACH.

      13.  Licensor's Title and Protection of Licensed
Trademarks

           (a)  Licensor shall maintain all trademark
registrations and other property rights in respect of the Licensed Trademarks and monitor and use commercially reasonable efforts to enforce any infringement of the Licensed Trademarks.

           (b) Licensee acknowledges Licensor's exclusive right, title and interest in and to the Licensed Trademarks and in and to any registrations thereof in the jurisdictions indicated on Schedule I hereto and agrees that it will not at any time do, or cause to be done, any act or thing contesting or in any way intending to impair the validity of or Licensor's exclusive right, title and interest in and to the Licensed Trademarks. Licensee will make no applications nor seek or claim any registration or ownership rights in or to the Licensed Trademarks in the United States or elsewhere.

           (c) Licensee will not in any manner represent that it owns the Licensed Trademarks, and hereby acknowledges that its use of the Licensed Trademarks shall not create any right, title, or interest in or to the Licensed Trademarks, but that all such use shall inure to the benefit of Licensor.

           (d) Licensee shall cooperate to a commercially reasonable extent with Licensor with respect to maintaining, renewing, protecting and/or enforcing the Licensed Trademarks and associated good will and for vesting title thereto in Licensor, its successors and assigns; provided, however, that Licensee shall not be obligated or required to expend funds or make payments to Licensor or any other party pursuant to this subsection (d). Licensor shall do all commercially reasonable acts with respect to maintaining, renewing, protecting and/or enforcing the Licensed Trademarks and associated good will.

           (e) Licensee shall not contest Licensor's ownership of the Licensed Trademarks, any registrations of the Licensed
Trademarks by Licensor, or bring any act to cancel any such registrations thereof or contest the validity thereof.

           (f) Licensee shall give prompt written notice to Licensor of any infringement, imitation or act inconsistent with Licensor's ownership of the Licensed Trademarks by third parties, or any act of unfair competition by third parties relating to the Licensed Trademarks, wherever and whenever such infringement or act shall come to Licensee's attention. After receipt of such notice from Licensee, Licensor shall in its sole discretion decide whether to take action with respect to such infringement or act, and Licensee shall fully cooperate with Licensor in such action and, if so requested by Licensor, shall join with Licensor as a party to any such action brought by Licensor; provided, however, that any such cooperation or joining as a party shall be at Licensor's sole expense, including, without limitation, any reasonable expenses of counsel of Licensee. Any recovery as a result of such action shall belong solely to Licensor. Licensee agrees that Licensor shall have the sole power to take legal or other action before any court or governmental authority with respect to the infringement and the protection of the Licensed
Trademarks.
     14.   Miscellaneous.
           (a) This Agreement and/or the license granted herein and all other duties hereunder may not be assigned, mortgaged, sublicensed or otherwise transferred or encumbered by either party without the prior written consent of the other, such consent not to be unreasonably withheld; it being acknowledged and agreed to that, in connection with any proposed assignment by Licensee, Licensor may consider the creditworthiness of such proposed assignee and whether the proposed assignment would, in Licensor's reasonable judgment, impede the salability or growth in sales of the Licensed Products. Any attempted violative assignment, sublicense or transfer, whether voluntary or by operation of law, shall be void and of no force and effect.
           (b) Each party hereby recognizes and agrees that monetary damages for breaches by it of its obligations hereunder may be inadequate and that immeasurable injury may result from either party's breach of this Agreement and that the other party shall be entitled to injunctive relief, in addition to such other right and remedies set forth in this Agreement and available at law or in equity.
           (c) No failure of Licensor or Licensee to strictly enforce any of their respective rights under this Agreement shall be deemed a continuing waiver and Licensor or Licensee may thereafter strictly enforce any such rights.

           (d)  All notices requests, demands and other
communications required or permitted to be given under this Agreement ("Communications") shall be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail, return receipt requested, or by overnight courier for next day delivery, to the parties at their respective addresses set forth below or to such other or additional address as either party shall hereafter specify by Communication to the other, or by telecopier to the parties at their respective telecopier numbers set forth below or to such other or additional numbers as either party shall hereafter specify by Communication to the other party:


If to Licensee to:            Color Me Beautiful, Inc.
                              14000 Thunderbolt Place
                              Suite E
                              Chantilly, Virginia 22021
                              Telecopier No.: (703) 471-0127
                              Attn:  Steve DiAntonio, President

with a copy to:               Holland & Knight
                              2100 Pennsylvania Avenue, NW
                              Washington, D.C. 20037
                              Telecopier No.: (202) 955-5564
                              Attn:  William J. Mutryn

If to Licensor to:            The Stephan Co.
                              1850 West McNab Road
                              Fort Lauderdale,Florida 33309
                              Telecopier No.: (305) 971-9903
                              Attn: Mr. Frank Ferola, Sr.
                               Chairman, President and CEO


with a copy to:               Hertzog, Calamari and Gleason
                              100 Park Avenue
                              New York, New York 10017
                              Telecopier No.:  (212) 213-1199
                              Attn: Stephen Connoni, Esq.

     Notice of change of address or telecopier number shall be deemed given when actually received or upon refusal to accept delivery thereof; all other communications shall be deemed to have been given and received on the earliest of: (a) when actually received or upon refusal to accept delivery thereof,
(b) on the date when delivered personally or sent by telecopier,
(c) one (1) business day after sending by recognized overnight courier, or (d) four (4) business days after mailing, as aforesaid.

     (e) The obligations of Licensee and Licensor under Sections 3, 5, 10, 12 and 13 herein shall survive expiration or earlier termination of this Agreement.

     (f) This Agreement expresses fully the understanding of both parties and all prior understandings, agreements or representations, oral or written, are hereby superseded and canceled, and no changes in the terms of this Agreement shall be valid except when and if reduced to writing and signed by both Licensor and Licensee.

     (g) This Agreement shall inure to the benefit of, and be binding upon, Licensor and Licensee and their respective successors and permitted assigns.

     (h) This Agreement shall be construed and governed in accordance with the laws of the State of Florida, without giving effect to the choice of law principles thereof. Each of the parties hereto (i) consents and submits to the jurisdiction of the Courts of the State of Florida or of the Courts of the United States of America for the Southern District of Florida for all purposes of this Agreement, including, without limitation, any action or proceeding instituted for the enforcement of any right, remedy, obligation and liability arising under or by reason of this Agreement and (ii) consents and submits to the venue of such action or proceeding in the City of Fort Lauderdale and County of Broward (or such judicial district of a Court of the United States as shall include the same).

     (i) The headings and titles to the paragraphs of this Agreement are not a part this Agreement and shall have no effect upon the construction or interpretation hereof.

     (j) Nothing contained in this Agreement shall in any way be construed to create an agency relationship, partnership or joint venture between the parties, and Licensee shall have no power to obligate or bind Licensor in any manner whatsoever. In any review or consultation conducted by or on behalf of Licensor hereunder, Licensor is acting in an advisory capacity only and shall have no responsibility for the operations of Licensee's business or its manufacturing, distribution, sales or facility used in connection therewith, whether upon the recommendation of Licensor or otherwise.
     (k) Licensor and Licensee make no representations, oral or written, regarding the subject matter hereof, except as expressly set forth herein.
     (l) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument.
     (m) Licensee agrees and undertakes that, at any time and from time to time, without further consideration, it will at Licensor's written request take such actions and execute and deliver such documents as Licensor deems reasonably necessary to effectuate the purposes of this Agreement.






    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

          LICENSEE:
          COLOR ME BEAUTIFUL, INC.


                                   By:  _______________________
                                        Name:  Steve DiAntonio
                                        Title: President

          LICENSOR:

          THE STEPHAN CO.


                                   By:  _______________________

                                        Name:  Frank Ferola, Sr.

                                        Title: President and CEO





                           SCHEDULE I

                       LICENSED TRADEMARKS

             CANADA                       UNITED STATES

             MARK                         MARK
             Frances Denney               Frances Denney
             Interlude                    Interlude
                                          Fade Away
                                          Hope




                         SCHEDULE II
                     LICENSED PRODUCTS

                     Hope Bath and Body Perfume
                     Hope Perfume/Cologne Hope
                     Dusting Power
                     Hope Body Lotion
                     Interlude Perfume/Cologne
                     Interlude Bath & Body Perfume
                     Interlude Dusting Powder
                     Interlude Body Lotion
                     Fade Away with SPF 15
                     Hope Spring Set
                     Interlude Spring Set